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EXHIBIT 23




            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     We consent to the incorporation by reference in the Registra-tion Statements of U S WEST Communications, Inc. on Forms S-3 (File No. 33-49647) and on Forms S-2 (File No. 33-44440) of our report, which includes an explanatory paragraph regarding the discontinu-ance of accounting for operations of U S WEST Communications, Inc. in accordance with Statement of Financial Accounting Standard No. 71, "Accounting for the Effects of Certain Types of Regulation," in 1993, and a change in the method of accounting for post-retirement benefits other than pensions and other post-employment benefits in 1992, dated January 20, 1994, on our audits of the consolidated financial statements of U S WEST Communications, Inc. (the "Company"), as of December 31, 1993 and 1992, and for the three years ended December 31, 1993, 1992 and 1991, which is included in this Annual Report on Form 10-K.



/s/ COOPERS & LYBRAND

Denver, Colorado
March 30, 1994